Exhibit 10.51

[Cerus B.V. Letterhead]

INTERNATIONAL BONUS PLAN

This document sets forth the complete terms and conditions of the International Bonus Plan (the “Plan”) for non-sales employees and sales employees (“Sales Participants”) of Cerus B.V., (the “Company”) who are working outside of the United States of America and have, in accordance with Section 5, been designated as eligible to participate in the Plan (together, the “Participants”). This Bonus Plan has effect from January 1, 2013, and will remain in effect until modified or terminated by the Company.

1.	Purposes of the Plan

The purpose of the Plan is to advance the interests of the Company by providing an incentive to attract and retain employees (“Incentive Bonus”) as well as to reward them for performing services for the Company and to motivate them to perform excellent services (“Individual Performance Bonus”).

2.	Administration of the Plan

The Company, or its delegate, shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (i) construe, implement and interpret the Plan, (ii) prescribe, amend and rescind rules relating to the Plan, (iii) make all determinations necessary or advisable in administering the Plan, (iv) amend the Plan to reflect binding changes in applicable law (whether or not the rights of any Participant are adversely affected) and (v) to correct any defect, supply any omission or reconcile any inconsistency in the Plan and to make all determinations and take all actions with respect to the Plan as the Company or its delegates may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable local law.

3.	Discretionary Nature of Plan

The establishment of the Plan as well as all bonus payments made thereunder are entirely discretionary benefits provided by the Company. The Company may decide not to extend the term of this Plan or to establish a replacement for this Plan at its sole discretion. Participation in this Plan or receipt of a bonus under this Plan in one year does not create any future legal entitlement to participate in a similar bonus plan or to receive a future bonus from the Company, even if an employee has participated in this Plan or similar bonus plans or received bonus payments for several consecutive years. This holds true even if the discretionary nature of participation in the Plan or payment under the Plan is not specifically repeated at each notification of eligibility or at each bonus payment. Nothing contained in the Plan or any modification thereof, or the payment of any bonuses hereunder, shall be construed as giving any employee any rights to continued employment with the Company.

4.	Coverage

The Plan covers the following two bonuses for employees:

•	The Incentive Bonus and

•	The Individual Performance Bonus (Sales Participants only).

5.	Eligibility

A. General Rule. The only employees who are eligible to receive a bonus under this Plan are employees who:

•	are employed by the Company outside of the United States of America,

•	are not subject to United States income taxation,

•	are not currently participating in any other bonus program sponsored by the Company or any of its parents, subsidiaries or affiliates,

•	have received and accepted an offer to participate in the Incentive Bonus Program and/or Individual Performance Bonus Program

Each offer to an eligible employee must be in writing and contained in either the employee’s employment contract or a subsequent communication from the Company that includes a copy of this Plan and the applicable Bonus Agreement (the “Agreement”). To accept the offer and become a Participant under this Plan an eligible employee must complete and sign the Agreement accompanying the Plan and return it to the person designated by the Company by the time and date specified in the Agreement. By signing and completing the Agreement, the employee agrees to participate in the Incentive Bonus Program and/or Individual Performance Bonus Program as applicable and to be bound by the terms and conditions of this Plan.

B.	Additional Restrictions. Eligible employees who work part-time are eligible to be offered a pro-rated Incentive Bonus or Individual Performance Bonus, if applicable, based on the number of hours they are regularly scheduled to work. Eligible employees who are hired after the Plan Year begins may be eligible to be offered an Incentive Bonus or an Individual Performance Bonus, if applicable, on a pro-rata basis if and after completing at least three months of employment during the relevant Plan Year (unless otherwise set forth in the terms of their employment agreement). For purposes of clarification, an employee who begins employment on or after October 1st of any calendar year will not be eligible to be offered an Incentive Bonus or and Individual Performance Bonus for the Plan Year then in progress. Further, eligibility will begin on the first day immediately following the completion of three months of employment (i.e., an employee who starts employment on March 18th will be eligible to participate in the Plan beginning on June 19th. Employees who are otherwise eligible to participate in the Plan and who are on an approved leave of absence for any portion of the Plan Year are eligible to receive a pro-rated Incentive Bonus or Individual Performance Bonus, as applicable to reflect the portion of the Plan Year worked. As the Incentive Bonus is intended to retain employees, it shall, however, only be paid if the Participants return to active employment with the Company after their leave of absence.

C.	Eligibility to participate and participation in the Plan ends (i) if the Company terminates the Plan or modifies it in such a way that the employee is no longer eligible to participate in the Plan, or (ii) the employee’s employment with the Company terminates.

6.	Amount and Calculation of Bonuses

A.	Incentive Bonus.

Goals:	At the beginning of the Plan Year (i.e., the twelve month period beginning January 1 and ending December 31), the Company shall set commercial goals and strategic goals for the Incentive Bonus.

i.	Commercial Goals:

•	Commercial goals will generally be based upon empirical results for the applicable Plan Year, such as revenue, end of year cash balance and profits.

•	At the beginning of each Plan Year, The Company, or its delegate, will:

•	assign a percentage value that reflects the significance that the commercial goals, as a whole, will be accorded in the determination of bonus payouts at the end of the Plan Year (the “Commercial Goals Multiplier”)

•	assign a value to each commercial goal that reflects the significance that such commercial goal will be accorded in the determination of bonus payouts at the end of the Plan Year (each, a “Commercial Goal Component Value”). The aggregate value of the Commercial Goal Component Values will equal 100% of the portion of the bonus payout at the end of the Plan Year attributable to achievement of the commercial goals.

•	assign a threshold metric, a target metric and a stretch metric for each commercial goal.

•	At the end of each Plan Year, The Company, or its delegate, will determine, in its sole discretion, if and the extent to which each commercial goal has met its threshold metric, target metric or stretch metric and assign a multiplier to each commercial goal that reflects such determination (each, a “Commercial Goal Payout Multiplier”) as follows:

•	Achievement of less than the threshold metric: multiplier of 0;

•	Achievement of at least the threshold metric, but not the target metric: multiplier of no less than 0.5 and no more than 0.99;

•	Achievement of the target metric, but not the stretch metric: multiplier of no less than 1.0 and no more than 1.49; and

•	Achievement of the stretch metric or more: multiplier of no more than 1.5.

The Commercial Goal Payout Multiplier for each commercial goal is then multiplied by the Commercial Goal Component Value assigned to such goal to determine the amount of the performance bonus earned for each such commercial goal (each, a “Commercial Goal Component Payout Percentage” and in the aggregate, (the “Earned Commercial Goals Payout Percentage”).

ii.	Strategic Goals:

•	Strategic goals will generally consist of corporate development milestones used to measure how well the Company has executed on its business plan for the Plan Year, such as product development goals, clinical development goals or corporate partnering effort goals.

•	At the beginning of each Plan Year, The Company, or its delegate, will assign a percentage value that reflects the significance that the strategic goals, as a whole, will be accorded in the determination of bonus payouts at the end of the Plan Year (the “Strategic Goals Multiplier”).

•	At the end of the Plan Year, The Company, or its delegate, will determine, if and the extent to which, the strategic goals have been met (the “Earned Strategic Goals Payout Percentage”).

After the end of each Plan Year, the Company will create a bonus pool based on the achievement of the commercial goals and strategic goals for the applicable Plan Year as follows:

•	Each eligible employee’s current bonus-year base pay is multiplied by the applicable bonus target percentage for that employee (each eligible employee will be notified of their individual target percentage in a written document signed by a Cerus official), and then aggregated among all eligible employees (collectively, the “Employee Base Pay Component”).

•	The product of the Commercial Goals Multiplier and the Earned Commercial Goals Payout will be added to the product of the Strategic Goals Multiplier and the Earned Strategic Goals Payout, the sum of which shall then be multiplied by the Employee Base Pay Component to determine the total amount available in the bonus pool.

Once the bonus pool is created, the Company, will determine the distribution of the bonuses to the eligible employees based upon individual performance and contribution. Whether eligible employees receive an Incentive Bonus, and the amount of any such Incentive Bonus is entirely within the discretion of the Company, or its delegate. In particular, the Company has the discretion to reduce or eliminate the Incentive Bonus if payment of such amount would create a hardship for the Company. Any Incentive Bonus will be paid after mandatory withholdings in the form of cash in the currency that the Participant customarily receives from the Company.

B.	Individual Performance Bonus. Only Sales Participants are eligible to receive an Individual Performance Bonus. Individual Performance Bonuses shall be based solely on the attainment of one or more performance goals that are established for each of the Sales Participants and agreed on in the Sales Participants’ individual Agreements. By the beginning of the Plan Year, or if later, the date the Sales Participant is selected by the Company as eligible to receive an Individual Performance Bonus, the Company shall draft the Agreement setting forth the maximum Individual Performance Bonus that may be earned, the applicable performance period, the performance goals applicable to the Sales Participants as well as the performance targets that must be achieved for all or a portion of the Individual Performance Bonus to be paid. Any Individual Performance Bonus will be paid after mandatory withholdings in the form of cash in the currency that the Sales Participant customarily receives from the Company.

7.	Payment

A. Incentive Bonus. If an Incentive Bonus is awarded it shall be paid in cash no later than the date set forth in the applicable Bonus Agreement (the “Payout Date”), which date shall initially be no later than March 31st following the end of the Plan Year to which the Incentive Bonus relates provided that the Participant is still employed by the Company. The Company reserves the right to change the Payout Date at its sole discretion. Because the Incentive Bonus is intended to retain Eligible Employees, no Incentive Bonus is earned until it is required to be paid under this Plan. Therefore, in the event a Participant’s employment is terminated (either by the Company or by a Participant) prior to the Payout Date, then, unless required and then solely to the extent required by applicable law, the Participant will not have earned any right to an Incentive Bonus, and will not be entitled to any portion of that bonus.

B. Individual Performance Bonus. An Individual Performance Bonus, if any, shall be paid in cash by the Payout Date, which date shall initially be no later than March 31st following the end of the Plan Year to which the Individual Performance Bonus relates. The Company reserves the right to change the Payout Date in its sole discretion. If the employment terminates for any reason during the Plan Year, the affected Sales Participants is eligible to a pro rated payment of the Individual Performance Bonus if and to the extent binding local law requires such pro rated payments.

8.	Bonuses Disputes

A Bonus Review Board, consisting of the Company’s Board of Directors, will be established to review and decide any disputes arising under this Plan. Any employee with an issue related to this Plan shall provide a written request for review to any member of the Company’s Board of Directors who, in turn, shall convene Bonus Review Board to resolve the issue. All decisions of the Bonus Review Board are final and binding for internal purposes within the Company.

9.	Legal and Ethical Standards

A.	No employee shall attempt to earn a bonus by engaging in any conduct which violates any anti-trust laws, other laws, or the Company’s ethical standards, policies or practices.

B.	No employee shall pay, offer to pay, assign or give any part of his or her bonus, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person, as an inducement or reward for direct or indirect assistance in earning a bonus.

C.	Any infraction of this Plan, or of recognized ethical standards, will subject the employee to disciplinary action up to and including termination of employment as permitted by applicable local law.

10.	Miscellaneous

A.	No Guarantee of Employment. Nothing in this Plan is intended to convey a guarantee of employment for any specified period of time.

B.	Totality of Agreement. This Plan in contribution with the applicable individual Agreement contains the entire agreement between the Company and the individual Participants on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

C.

Amendment. The Company reserves the right to modify any of the provisions of this Plan in its sole discretion and in observation of applicable law at any time with 10 days’ written notice to Participants; provided, however, that this Plan may not be modified or amended except in a written document signed by a Company officer and upon approval by the Company’s Compensation Committee. Any modification shall not decrease any bonus amount to which the Participant is entitled to under the Plan prior to the date of modification.

D.	Discretion. No bonus amounts are guaranteed and all bonuses are determined in accordance with the terms of this Plan and any applicable Agreement. The Company will make all determinations under the Plan within its sole discretion.

E.	Language. If an Eligible Employee has received a copy of the Plan, an Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control unless applicable local law requires the local language to be binding.

F.	Confidentiality. The contents of this Plan and any Agreement entered into thereafter are confidential.

G.	Exclusion and Severability. Each provision of the Plan shall be independent of each other, provisions hereof and if any provision of this Plan proves to be, or is held by any court, tribunal, board or authority of competent jurisdiction to be void or invalid as to any employee or Participant or group of employees or Participants, such provisions shall be disregarded and shall be deemed to be null and void and no part of this Plan; but such invalidation of any such provision shall not otherwise impair or affect this Plan or any of the other provisions or terms thereof.

H.	Acquired Rights. By choosing to participate in this Plan, the Participant expressly acknowledges and accepts all terms and conditions in the Plan, and, in particular, the Participant accepts that the Plan and any payment received under the Plan will in no case become an acquired right under the Eligible Employee’s employment relationship with the Company.